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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") dated this 12th day of May, 2000, by and among SOFTLOCK SERVICES, INC., a Delaware corporation and wholly-owned subsidiary of SoftLock.com, Inc. ("SSI"), SOFTLOCK.COM, INC., a Delaware corporation (the "Corporation") and LEIGHTON COLLIS (the "Executive").

         In connection with the acquisition of certain assets of Chili Pepper, Inc., a Massachusetts corporation (the "Seller") by the Corporation, pursuant to the terms and conditions of the Asset Purchase Agreement dated May 12, 2000 by and among the Corporation, the Seller, the Executive and Alex Morrow (the "Purchase Agreement"), the Corporation shall (i) issue to the Seller 193,289 shares of the Corporation's common stock, par value $.01 per share, and (ii) employ the Executive under and according to the terms and conditions set forth herein, including without limitation, the grant of Options (defined in Section
2.3 below) exercisable for shares of the Corporation's common stock.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good an valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

                                    ARTICLE I
                               TERM OF EMPLOYMENT

         SECTION 1.1 TERM OF EMPLOYMENT. SSI hereby agrees to employ the Executive and the Executive agrees to be employed by SSI in accordance with the terms and conditions set forth herein, for a period of two (2) years (the "Employment Term"), commencing as of May 12, 2000 (the "Effective Date"); SUBJECT, HOWEVER, to earlier termination as expressly provided herein. This Agreement, along with all corresponding rights, duties and covenants, automatically shall expire at the end of the Employment Term (except as provided in Article V hereof).

         SECTION 1.2 POSITION AND RESPONSIBILITIES. During the Employment Term, the Executive shall serve as the Vice President of Merchandising of the Corporation or such other position or positions as may be mutually agreed between Executive and the Board of Directors of the Corporation. The Executive shall have the same status, privileges and responsibilities normally inherent in such capacities in corporations of similar size and character.

         SECTION 1.3 PERFORMANCE OF DUTIES. During the Employment Term, the Executive agrees to devote his full business time, attention and energies to the Corporation's business and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes or, in a material way, conflicts or interferes with the performance of his duties hereunder. Subject to Article V hereof, the Executive may serve as a director of other corporations so long as such service does not interfere with the performance of his duties to the Corporation.


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                                   ARTICLE II
                                  COMPENSATION

         As remuneration for all services to be rendered by the Executive during the Employment Term, and as consideration for complying with the covenants herein, the Corporation shall pay and provide to the Executive the following:

         SECTION 2.1 BASE SALARY. SSI shall pay the Executive a base salary in an amount which shall be established from time to time by SSI's Board of Directors (the "Board"), provided that such base salary shall not be less than One Hundred Twenty-Five Thousand Dollars ($125,000) per year (the "Base Salary"). The Base Salary shall be paid to the Executive in installments throughout the year consistent with normal payroll practices of SSI. The Base Salary shall be reviewed at least annually following the Effective Date to ascertain whether, in the sole judgment of the Board, the Base Salary should be increased, based on the performance of the Executive during the year, inflation and other factors deemed appropriate by the Board. If so increased, the Base Salary, as stated above, shall, likewise, be increased for purposes of this Agreement.

         SECTION 2.2 BONUS. In addition to the Base Salary, the Executive shall be eligible to receive a bonus (the "Bonus") based on the attainment of mutually agreed upon objectives during the Employment Term. The Bonus shall be payable to the Executive, if eligible, within sixty (60) days after the end of each calendar year during the Employment Term. Notwithstanding the foregoing, any Bonus shall, in the aggregate annually, not exceed fifty percent (50%) of the Base Salary. Notwithstanding the foregoing, if any portion of the Employment Term encompasses less than an entire calendar year, then the Executive shall receive a pro rata Bonus, if eligible, for a Bonus during such period.

         SECTION 2.3 INCENTIVE PLANS. The Executive shall be eligible to participate in such profit-sharing, stock option, bonus, incentive and performance award programs as are made available generally to executive officers of SSI, such participation to be on a basis which is commensurate with the Executive's position with SSI (and in any event, a level of participation at least as favorable as that provided to executives with comparable authority or duties). Notwithstanding the foregoing, however, the Executive shall, on the Effective Date be awarded one hundred thousand (100,000) options to purchase shares of the Corporation's common stock at an exercise price equal to fair market value of the Corporation's common stock (defined for purposes hereof as the closing price of such stock) on the trading day immediately prior to the Closing Date (as defined in the Purchase Agreement) (the "Options") for the purchase of the Corporation's common stock, fifty percent (50%) of such Options to vest two (2) years from the Closing Date, twenty-five percent (25%) of such Options to vest three (3) years from the Closing Date, and the remaining twenty-five percent (25%) of such Options to vest four (4) years from the Closing Date. The Options shall be subject to the Corporation's other standard terms and conditions for stock options granted pursuant to the Corporation's 1998 Stock Option Plan and shall be granted pursuant to the Corporation's standard form of option grant letter, attached to this Agreement as EXHIBIT A.

         SECTION 2.4 ADDITIONAL BENEFITS. The Executive shall be entitled to receive employee benefits, including, without limitation, pension, disability, group, life, sickness, accident and


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health insurance programs and split-dollar life insurance programs, and prerequisites as are made available generally to executive officers of SSI, such participation to be on a basis which is commensurate with the Executive's position within SSI (and in any event, a level of participation at least as favorable as that provided to executives with comparable authority or duties).

         SECTION 2.5 RIGHT TO CHANGE PLANS. Except as may otherwise be specifically agreed herein, and subject to applicable law, SSI shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan, program or prerequisite, so long as such changes, amendments or discontinuations are similarly applicable to executive employees generally.

                                   ARTICLE III
                                    EXPENSES

         SECTION 3.1 GENERAL. SSI shall pay or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties pursuant to this Agreement. The Executive agrees to provide SSI with receipts for all such reimbursable expenses. If the Executive does not provide such receipts, the Executive agrees that any remuneration by SSI pursuant to this Article III will be treated as taxable income and all applicable withholdings mandated by the Internal Revenue Code of 1986, as amended, and state and local taxing authorities will be deducted from such reimbursement.

                                   ARTICLE IV
                                   TERMINATION

         SECTION 4.1 TERMINATION DUE TO RETIREMENT OR DEATH. In the event the Executive's employment is terminated during the Employment Term by reason of retirement or death, the Executive shall receive his Base Salary pro rated to the date of termination and the Executive's benefits shall be determined in accordance with SSI's retirement, survivor's benefits, insurance, and other applicable programs, if any, then in effect. Upon the effective date of such termination, SSI's obligation under this Agreement to pay and provide to the Executive the elements of compensation described in Sections 2.1, 2.2 and 2.4 hereof shall immediately expire, except to the extent that the benefits described in Section 2.4 hereof continue after Retirement under the terms of the benefit plans and programs which apply generally to SSI's executives and except that the Executive shall receive all other rights and benefits in which he is vested pursuant to other plans and programs of SSI. If the Executive would have been eligible for a Bonus during the year in which such termination occurs, then the Executive or his estate, as the case may be, shall be entitled to a pro rata Bonus for such calendar year. Within sixty (60) days after the effective date of such termination, SSI shall, subject to the terms and conditions of Article III hereof, reimburse the Executive for all reimbursable expenses submitted by the Executive as of the effective date of termination.

         SECTION 4.2 TERMINATION DUE TO DISABILITY. In the event that the Executive becomes Disabled (as defined below) during the Employment Term and is, therefore, unable to perform his duties herein for more than one hundred twenty
(120) total calendar days during any period of twelve (12) consecutive months SSI shall have the right to terminate the Executive's active employment as provided in this Agreement (a "Disability Termination"). However, the Board


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shall deliver written notice to the Executive of SSI's intent to terminate for
Disability at least thirty (30) calendar days prior to the effective date of such termination (the "Disability Notice Period"). A Disability Termination shall become effective upon the end of the Disability Notice Period (the "Disability Termination Date"). Upon the Disability Termination Date, SSI's obligation to pay and provide to the Executive the elements of compensation described in Sections 2.1, 2.2, and 2.4 hereof shall immediately expire, except to the extent that the benefits described in Section 2.4 hereof continue after Disability under the terms of the benefit plans and programs which apply generally to SSI's executives and except that the Executive shall receive all rights and benefits in which he is vested pursuant to other plans and programs of SSI. The Executive shall receive his Base Salary pro rated to the date of termination and, if the Executive would have been eligible for a Bonus during the year in which such termination occurs, then the Executive or his estate, as the case may be, shall be entitled to a pro rata Bonus for such calendar year. Within sixty (60) days after the effective date of such termination, SSI shall, subject to the terms and conditions of Article III hereof, reimburse the Executive for all reimbursable expenses submitted by the Executive as of the effective date of termination.

         The term "Disability" shall mean for purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with SSI as contemplated by Article I hereof, such Disability to be determined by the Board upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Board and reasonably satisfactory to Executive, who are qualified to give such professional medical advice about the particular Disability exhibited by the Executive.

         It is expressly understood that the Disability of the Executive for a period of one hundred twenty (120) calendar days or less in the aggregate during any twelve (12) consecutive months shall not constitute a failure by the Executive to perform his duties hereunder and shall not be deemed a breach or default of this Agreement and the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the Employment Term.

         SECTION 4.3 VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may terminate this Agreement at any time by giving the Board written notice of his intent to terminate this Agreement, delivered at least thirty (30) days prior to the effective date (the "Voluntary Termination Date") of such termination (the "Voluntary Termination Period"). Upon the expiration of the Voluntary Termination Period, the termination of this Agreement by the Executive shall become effective. SSI shall pay the Executive the Base Salary, at the rate then in effect as provided in Section 2.1 hereof, through the Voluntary Termination Date, plus all other benefits to which the Executive has a vested right as of the Voluntary Termination Date, plus, subject to the terms and conditions of
Article III hereof, any reimbursable expenses submitted by the Executive as of the Voluntary Termination Date. SSI and the Executive shall have no further obligations under this Agreement after the Voluntary Termination Date, except as set forth in Article V hereof.

         SECTION 4.4 INVOLUNTARY TERMINATION BY SSI WITHOUT CAUSE. The Board may terminate the Executive's employment, as provided under this Agreement, at any time, for reasons other than death, Disability, Retirement or for Cause (as defined in Section 4.5 hereof) (a


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"Termination Without Cause"), by notifying the Executive, in writing, of SSI's intent to terminate, at least thirty (30) calendar days prior to the effective date of a Termination Without Cause (the "Without Cause Termination Date") (the "Without Cause Termination Period"). Upon expiration of the Without Cause Termination Period, the Executive's termination shall become effective immediately. Upon termination pursuant to this Section 4.4, the Executive shall be entitled to the Base Salary pro rated to the date of termination, a pro rata Bonus for such calendar year and reimbursement for all reimbursable expenses submitted by the Executive as of the effective date of termination. All benefits described in this Section 4.4 shall continue under the terms of the benefit plans and programs which generally apply to SSI's executives.

         SECTION 4.5 TERMINATION BY SSI FOR CAUSE. Nothing in this Agreement shall be construed as preventing the Board from terminating the Executive's employment under this Agreement for "Cause".

         "Cause", for purpose of this Section 4.5, shall mean any of the following, as determined by the majority vote of the Board of Directors of the
Corporation: (i) a failure or refusal of the Executive to perform his duties hereunder, insubordination regarding express instructions of the Board of Directors or the Executive Committee thereof, or material breach by the Executive of one or more of the terms of this Agreement; (ii) any substantial dishonesty by the Executive in connection with the performance of his duties hereunder, habitual insobriety or misappropriation of the funds or property of the Corporation; or (iii) any conviction of, or plea of guilty by, the Executive with respect to any crime, which conviction or plea is likely in the reasonable judgment of the Board of Directors of the Corporation to adversely affect the Executive's professional reputation, the reputation of the Corporation or of any other member of the Group or the ability of the Executive to perform his duties satisfactorily hereunder. In the event of a determination by the Board of Directors of "Cause", but prior to terminating the Executive's employment hereunder, the Board of Directors shall notify the Executive in writing concerning such determination (the "Determination Notice") and the Executive may by written notice delivered to the Corporation within ten (10) days after his receipt of the Determination Notice invoke his right to address a meeting of the Board of Directors at which a quorum is present concerning the "Cause" set forth in the Determination Notice. Once the Executive has addressed the Board of Directors, as provided in the previous sentence, or waived his right to do so by failing to exercise such right within ten (10) business days following his receipt of the Determination Notice, the Board of Directors may act.

         Upon termination pursuant to this Section 4.5, the Executive shall be entitled to the Base Salary pro rated to the date of termination and reimbursement for all reimbursable expenses submitted by the Executive as of the effective date of termination.

         SECTION 4.6 TERMINATION FOR GOOD REASON. At any time during the Employment Term, the Executive may terminate this Agreement for Good Reason (as defined below) (a "Good Reason Termination") by giving the Board thirty (30) calendar days written notice of his intent to terminate this Agreement (the "Good Reason Notice Period"), which notice sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination based upon Good Reason. Upon expiration of the Good Reason Notice Period, the Good Reason Termination shall become effective, and SSI shall pay and provide to the Executive the benefits set forth in this Section 4.6.


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                  (a) "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any one (1) or more of the following:

                           (i) the assignment of the Executive to duties
                  materially inconsistent with the Executive's authorities, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of SSI, or a reduction or alteration in the nature or status of the Executive's authorities, duties or responsibilities from those in effect during the immediately preceding fiscal year, other than an insubstantial and inadvertent act that is remedied by SSI promptly after receipt of notice thereof given by the Executive;

                           (ii) SSI's requiring the Executive to be based at a
                  location which is at least ten (10) miles further from the Executive's current primary residence than is such residence from SSI's current headquarters, except for required travel on SSI's business;

                           (iii) a reduction by SSI in the Executive's Base
                  Salary as in effect on the Effective Date, as provided in
                  Section 2.1 hereof, or as the same shall be increased from time to time; or

                           (iv) the failure of SSI to obtain a satisfactory
                  agreement from any successor to SSI to assume and agree to perform SSI's obligations under this Agreement, as contemplated by Section 7.1 hereof.

                  (b) Upon a Good Reason Termination the Executive shall be entitled to receive the same payments and benefits as he is entitled to receive following a Termination Without Cause as specified in Section 4.4 hereof. The payment of the Base Salary contemplated by Section 4.4 hereof shall be made to the Executive within thirty (30) calendar days following the effective date of a Good Reason Termination or earlier if required by applicable law.

                  (c) The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

                                    ARTICLE V
            NON-COMPETITION, NONDISCLOSURE AND INTELLECTUAL PROPERTY

         SECTION 5.1 PROHIBITION ON COMPETITION. Without the prior written consent of SSI, during the Employment Term, and for twelve (12) months following termination of this Agreement by SSI, the Executive shall not, as a stockholder, partner, employee or an officer, engage directly or indirectly in any business or enterprise which is "in competition" with SSI or its successors or assigns. For purposes of this Agreement, a business or enterprise will be deemed to be "in competition" if it is engaged in any business in connection with the distribution and merchandising over the Internet of "purchased" digital content.



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         However, the Executive shall be allowed to purchase and hold for investment less than two percent (2%) of the shares of any corporation whose shares are regularly traded on a national securities exchange or in over-the-counter market.

         SECTION 5.2 CONFIDENTIALITY COVENANT. The Executive shall not, at any time prior to or after the Employment Term, divulge, use or communicate any Confidential Information to any person other than those officers or employees of SSI or the Corporation who have need to know such information, or as specifically allowed by SSI or the Corporation in writing, or which SSI or the Corporation is required to disclose pursuant to any law, regulation, or court or administrative order. As used in this Agreement, the term "Confidential Information" shall mean all of the confidential and proprietary information of or relating to SSI or the Corporation including without limitation: (i) all customers and customer lists of SSI or the Corporation; (ii) any and all financial statements, financial data, names or identities of individuals or entities that have purchased securities or otherwise participated in any private offering of the Corporation's common or preferred stock, research and development, engineering information, legal information, purchasing information, manufacturing information, marketing and sales plans, customer lists, business records, contracts (whether material or not), corporate books and records, drawings, designs, diagrams, processes, plans, computer hardware and software, methods, formulae, trade secrets, techniques, know-how, discoveries, concepts and ideas (oral or written), which pertain or relate to SSI or the Corporation, regardless of form and whether or not patented or patentable, copyrighted or able to be copyrighted, or registered as a trademark or registrable as a trademark; (iii) all improvements, alterations and enhancements to any of the foregoing used in or relating in any way by SSI or the Corporation; (iv) any and all information developed, extracted, compiled or extrapolated from any of the foregoing; (v) any and all concepts or ideas reasonably related to or arising out of the foregoing (whether oral or written); and (vi) any and all documents or other materials in tangible form containing, relating to or pertaining to any of the foregoing, in whole or in part.

         SECTION 5.3 DISCLOSURE OF CONFIDENTIAL INFORMATION. The disclosure of Confidential Information by the Executive shall not violate this Agreement if such disclosure: (i) is of information that has been explicitly approved by the Chief Executive Officer and Board of Directors of SSI or the Corporation, as the case may be, for release by the Executive to specified persons or the general public or has been released by SSI or the Corporation, as the case may be, to the general public; or (ii) is pursuant to an order or subpoena of a court or governmental agency of competent jurisdiction, provided that the Executive shall first have given SSI or the Corporation, as the case may be, reasonable opportunity to seek a confidentiality order or other confidential treatment of such Confidential Information. Further, the confidentiality and nondisclosure provisions contained in this Article V shall not apply to any information or data, if and when such information or data becomes a matter of public knowledge through no act or omission of the Executive or to any information or data which was already known by the Executive prior to the Employment Term or any other party in question other than as a result of a breach of this Agreement or any other confidentiality obligation.

         SECTION 5.4 DELIVERY OF CONFIDENTIAL INFORMATION. Upon termination or expiration of this Agreement or at any other time immediately upon SSI's or the Corporation's request, the Executive shall deliver to SSI or the Corporation, as the case may be, all Confidential Information, including, but not limited to, memoranda, notes, records, reports, photographs,



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drawings, plans, papers or other documents made or compiled by the Executive during the Employment Term or made available to the Executive during the Employment Term, and any copies or abstracts thereof, whether or not of a secret or confidential nature.

         SECTION 5.5 INTELLECTUAL PROPERTY COVENANT. The Executive agrees to and does hereby assign, transfer and convey to the Corporation and its successors and assigns, the entire right, title and interest in and to any Intellectual Property made, developed or conceived by the Executive, either solely or jointly with others during the Employment Term, whether prior or subsequent to the execution of this Agreement, whether made, developed or conceived by the Executive during or outside of regular working hours or on or away from SSI's or the Corporation's premises or at the expense of the Executive, SSI, the Corporation or some other person or persons. The Executive, upon the request and at the expense of the Corporation, shall and shall use the Executive's reasonable efforts to cause any such other person(s) to promptly and fully disclose each and all such discoveries, inventions, improvements, ideas or innovations to the Corporation or any nominee(s) thereof. The Executive, upon the request and at the expense of the Corporation, shall and shall use the Executive's reasonable efforts to cause any such other person(s) to, assign to the Corporation, without further compensation therefore, all right, title and interest in and to each and all such discoveries, inventions, improvements, ideas or innovations which are reduced to writings, drawings or practice within one (1) year after the termination or expiration of this Agreement. As used in this Agreement, the term "Intellectual Property" shall mean any and all software, inventions, discoveries, improvements, ideas, designs and innovations, whether or not patentable, which the Executive may invent, discover, originate, make or conceive during the Executive's services to SSI and the Corporation during the Employment Term, either solely or jointly with others, and which in any way relate to or are or may be used in connection with the business of SSI or the Corporation.

         SECTION 5.6 EXECUTION OF DOCUMENTS. The Executive agrees to execute at any time, upon the request and at the expense of the Corporation, for the benefit of the Corporation or any nominee(s) thereof, and all appropriate applications, instruments, assignments and other documents, which the Corporation shall deem necessary or desirable to protect its entire right, title and interest in and to any Intellectual Property.

         SECTION 5.7 PATENT PROTECTION. The Executive agrees, upon the request and at the expense of SSI or the Corporation or any person to whom SSI or the Corporation may have granted or grants rights, to execute any and all appropriate applications, assignments, instruments and papers, which SSI or the Corporation shall deem necessary for the procurement in the United States of America and foreign countries of patent protection for Intellectual Property, including the executing of new, provisional, continuing and reissue applications, to make all rightful oaths, to testify in any proceeding before any governmental authority authorized to grant or administer patent protection or before any court, and generally to do everything lawfully possible to aid SSI or the Corporation and their successors, assigns and nominees to obtain, enjoy and enforce proper patent protection for Intellectual Property conceived or made by the Executive during the Employment Term for a period of two (2) years after the termination or expiration of this Agreement.

         SECTION 5.8 REASSIGNMENT OF CERTAIN RIGHTS TO THE EXECUTIVE. SSI and the Corporation agree that they will release, reassign, transfer and convey to the Executive, or at the



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written direction of the Executive, the Executive's successors and assigns, all right, title and interest in and to any Intellectual Property which SSI and the Corporation find, in their sole discretion, does not relate to any matter in which SSI or the Corporation may have or may reasonably be expected to develop an interest.

         SECTION 5.9 PAYMENT OF COSTS AND FEES.

         The Executive, SSI and the Corporation covenant and agree that if an such party shall violate any of the covenants and agreements contained in Sections 5.2 through 5.8 hereof, and the party opposing such violation shall prevail in enforcing its or his rights under any such provisions, the party determined to be in violation shall pay all reasonable attorney fees of the prevailing party.

         SECTION 5.10 COVENANTS REGARDING OTHER EMPLOYEES. During the term of this Agreement and for a period of one year thereafter, the Executive agrees not to attempt to induce any employee of SSI or the Corporation to terminate his or her employment with SSI or the Corporation or accept any employment with any corporation or entity.

         SECTION 5.11 SPECIFIC PERFORMANCE. The Executive understands and agrees that SSI and the Corporation may suffer irreparable harm in the event that the Executive breaches any of his covenants and agreements contained in Article V hereof, and that monetary damages may be inadequate to compensate SSI or the Corporation for such breach. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of any one or more of the covenants and agreements contained in Article V hereof, SSI and the Corporation, in addition to and not in limitation of any other rights, remedies or monetary damages available to them at law or in equity, shall be entitled to seek a permanent injunction in order to prevent or to restrain any such breach by the Executive, or by the Executive's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with the Executive.

                                   ARTICLE VI
                                 INDEMNIFICATION

         SSI hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys' fees), losses and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Agreement, subject to compliance with any applicable requirements and limitations improved by SSI's Certificate of Incorporation and Bylaws as in effect on the date hereof and applicable law.

                                   ARTICLE VII
                             ASSIGNMENT AND GUARANTY

         SECTION 7.1 ASSIGNMENT BY SSI. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any affiliate, subsidiary or successor of SSI, and any such affiliate, subsidiary or successor shall be deemed substituted for all purposes under the terms of this Agreement for SSI. In the event this Agreement is assigned to any affiliate, subsidiary or successor of SSI (an "Affiliate Assignment"), SSI will


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guaranty performance of this Agreement by such affiliate, subsidiary or successor. No such guaranty by SSI shall be required, however, in the event of an assignment that results in a change in control of SSI. No Affiliate Assignment will be permitted to materially adversely effect the Executive's Bonus hereunder.

         SECTION 7.2 ASSIGNMENT BY THE EXECUTIVE. The services to be provided by the Executive to SSI hereunder are personal to the Executive, and the Executive's duties may not be assigned by the Executive; provided, HOWEVER, that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, in the absence of such designee, to the Executive's estate.

         SECTION 7.3 GUARANTY BY SOFTLOCK.

         SoftLock hereby guarantees the obligations of SSI under this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.1 ENTIRE AGREEMENT. This Agreement supercedes any and all prior agreements or understanding, whether written or oral, between the parties hereto, or between the Executive and SSI, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect hereto.

         SECTION 8.2 MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

         SECTION 8.3 SEVERABILITY. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

         SECTION 8.4 TAX WITHHOLDING. SSI may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         SECTION 8.5 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing reasonably acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

         SECTION 8.6 BOARD COMMITTEE. Any action to be taken, or determination to be made, by the Board of Directors of the Corporation under this Agreement may be taken or made by the



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

Compensation Committee of the Corporation or any other committee authorized by the Board of Directors of the Corporation to act on its behalf.

         SECTION 8.7 GOVERNING LAW. To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the Executive, SSI and the Corporation have executed this Agreement as of the date first above written.


WITNESS/ATTEST                               SOFTLOCK SERVICES, INC.,
                                             a Delaware corporation


 /s/ PAULA H. HOLSEN                         By: /s/ SCOTT W. GRIFFITH
---------------------------------               --------------------------------
Name:                                        Name:  Scott W. Griffith
                                             Title:  President


                                             SOFTLOCK.COM, INC.,
                                             A Delaware corporation


 /s/ PAULA H. HOLSEN                         By: /s/ SCOTT W. GRIFFITH
---------------------------------               --------------------------------
Name:                                        Name: Scott W. Griffith
                                             Title: President & Chief Executive
                                                    Officer


                                             EXECUTIVE

 /s/ PAULA H. HOLSEN                          /s/ LEIGHTON COLLIS
---------------------------------            -----------------------------------
Name:                                        Leighton Collis


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




                                    EXHIBIT A


                           FORM OF SOFTLOCK.COM, INC.
                                  GRANT LETTER